UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2015

American Realty Capital Healthcare Trust III, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196302	38-3930747
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Galesburg Medical Office Portfolio – Galesburg, IL

On August 25, 2015, following the completion of its due diligence review of two medical office buildings located in Galesburg, Illinois (the “Illinois CancerCare Clinic” and the “Galesburg VA Outpatient Clinic” and, collectively, the “Galesburg Medical Office Portfolio”), American Realty Capital Healthcare Trust III, Inc. (the “Company”) assumed the obligations of its sponsor, American Realty Capital VII, LLC (the “Sponsor”) and, through wholly-owned subsidiaries of its operating partnership, finalized the prerequisite conditions to acquire the Galesburg Medical Office Portfolio pursuant to the agreement for purchase and sale of real property (the “Galesburg Agreement”) dated July 2, 2015 by and between the Sponsor and Galeva LLC (the “Galesburg Seller”). The foregoing description of the Galesburg Agreement is a summary and is qualified in its entirety by the terms of the Galesburg Agreement. The Company will file the Galesburg Agreement as an exhibit to its next quarterly report on Form 10-Q.

Arcadian Cove Assisted Living – Richmond, KY

On August 25, 2015, following the completion of its due diligence review of a seniors housing community located in Richmond, Kentucky (“Arcadian Cove”), the Company assumed the obligations of the Sponsor and, through a wholly-owned subsidiary of its operating partnership, finalized the prerequisite conditions to acquire Arcadian Cove pursuant to the asset purchase agreement (the “Arcadian Agreement”) dated July 6, 2015 by and among the Sponsor, Arcadian Cove, LLC and Arcadian Assisted Living, LLC (together, the “Arcadian Sellers”). The foregoing description of the Arcadian Agreement is a summary and is qualified in its entirety by the terms of the Arcadian Agreement. The Company will file the Arcadian Agreement as an exhibit to its next quarterly report on Form 10-Q.

The descriptions of the Galesburg Medical Office Portfolio and Arcadian Cove set forth in Item 2.01 of this Current Report on Form 8-K are incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Illinois CancerCare Clinic – Galesburg, IL

On August 25, 2015, the Company, through a wholly-owned subsidiary of its operating partnership, acquired the fee simple interest in the Illinois CancerCare Clinic for an aggregate contract purchase price of $3.4 million, exclusive of closing costs.

The Company funded the acquisition of the Illinois CancerCare Clinic with proceeds from its ongoing initial public offering of common stock. At closing, the Company paid an acquisition fee of $0.1 million to the Company’s advisor, American Realty Capital Healthcare III Advisors, LLC (the “Advisor”).

The Illinois CancerCare Clinic contains 9,211 rentable square feet and was 100% leased to Illinois CancerCare, P.C. as of the date of acquisition. The lease is net whereby the tenant is required to pay operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has an original 10-year term that commenced in August 2014 and expires in August 2024, contains rental escalations of 2.0% annually and has three five-year renewal options. Annualized cash rental income for the initial term of the lease is expected to be $0.2 million.

Galesburg VA Outpatient Clinic – Galesburg, IL

On August 25, 2015, the Company, through a wholly-owned subsidiary of its operating partnership, acquired the fee simple interest in the Galesburg VA Outpatient Clinic for an aggregate contract purchase price of $2.6 million, exclusive of closing costs.

The Company funded the acquisition of the Galesburg VA Outpatient Clinic with proceeds from its ongoing initial public offering of common stock. At closing, the Company paid an acquisition fee of approximately $39,000 to the Advisor.

The Galesburg VA Outpatient Clinic contains 9,979 rentable square feet and was 100% leased to The United States of America as of the date of acquisition. The lease is modified gross whereby the tenant is required to pay increases in operating expenses over a base level, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has an original 10-year term that commenced in July 2013 and expires in July 2023. Annualized cash rental income including base operating expense reimbursement for the initial term of the lease is expected to be $0.3 million.

The Galesburg Seller has no material relationship with the Company or any of its affiliates, or any director or officer of the Company or any associate of any such director or officer.

Arcadian Cove Assisted Living – Richmond, KY

On August 25, 2015, the Company, through a wholly-owned subsidiary of its operating partnership, acquired the fee simple interest in Arcadian Cove for an aggregate contract purchase price of $4.8 million, exclusive of closing costs. The Arcadian Sellers have no material relationship with the Company or any of its affiliates, or any director or officer of the Company or any associate of any such director or officer.

The Company funded the acquisition of Arcadian Cove with proceeds from its ongoing initial public offering of common stock. At closing, the Company paid an acquisition fee of $0.1 million to the Advisor.

Arcadian Cove contains 34,659 rentable square feet and was 100% leased to WP-ARC Arcadian Cove Holdings, LLC, a subsidiary of Meridian Senior Living, LLC, as of the date of acquisition. The lease is net whereby the tenant is required to pay operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has an original 15-year term that commenced in August 2015 and expires in August 2030, contains rental escalations of 2.5% annually and has two five-year renewal options. Annualized cash rental income for the initial term of the lease is expected to be $0.4 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.

Date: August 31, 2015	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer, President and Secretary